UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 27, 2016

AAR CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-6263	36-2334820
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One AAR Place

1100 N. Wood Dale Road

Wood Dale, Illinois 60191

(Address and Zip Code of Principal Executive Offices)

Registrant’s telephone number, including area code: (630) 227-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 18, 2016, AAR CORP. (the “Company”) filed a Current Report on Form 8-K announcing that Michael J. Sharp, Vice President and Chief Financial Officer, is retiring from the Company. The Company and Mr. Sharp subsequently entered into an Agreement and Release dated July 27, 2016 (the “Agreement”) in connection with Mr. Sharp’s retirement from the Company.

The Agreement provides that Mr. Sharp will retire from the Company on the earlier of December 5, 2016 and the date that he begins full-time employment with a new employer, and that during this period prior to retirement, Mr. Sharp will provide transitional financial and accounting services to the Company.  The Agreement provides for severance pay in the form of salary continuation beginning after the employment period and continuing through December 5, 2017, subject to earlier termination under certain circumstances set forth in the Agreement.  The Agreement also provides for payment of the cost of COBRA coverage during the severance period and career counseling and outplacement services with a firm of the Company’s choosing at a cost not to exceed $10,000. The Agreement confirms that Mr. Sharp will be retirement eligible for purposes of the Company’s stock plans and the Supplemental Key Employee Retirement Plan (“SKERP”), and that Mr. Sharp will receive his SKERP contributions for the portion of the plan year from January 1, 2016 through the end of the employment period, including the additional supplemental Company contribution of 5% of cash compensation. The Agreement obligates Mr. Sharp not to disclose the Company’s confidential information.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed with this Current Report as Exhibit 10 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description
10	Agreement and Release dated July 27, 2016 between AAR CORP. and Michael J. Sharp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2016
AAR CORP.

By:
/s/ Robert J. Regan
Name: Robert J. Regan
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10	Agreement and Release dated July 27, 2016 between AAR CORP. and Michael J. Sharp.